EXHIBIT 99.1

eUniverse Names Internet Veteran Richard Rosenblatt Chief Executive Officer

Former iMall Chairman and CEO and Venture Capitalist Tapped to Facilitate Subscription, Advertising and Product

Sales Growth for the Company

LOS ANGELES, Feb. 23 — eUniverse (OTC: EUNI), announced today the hiring and appointment of Richard Rosenblatt as the Company’s new Chief Executive Officer. Mr. Rosenblatt is a proven Internet and marketing executive who co-founded iMALL in 1996 and became Chairman and CEO in 1997. As Chairman and CEO, he refocused and repositioned the Company to become one of the leading providers of Internet business services. In June 1999, iMALL was sold to Excite@Home for $565 million in stock.

Mr. Rosenblatt has been brought on board to focus eUniverse’s diverse array of assets and to improve profitability in all sectors of its business, including subscription services, advertising, and product sales.

“Even during all the turmoil of the past quarter, eUniverse generated over $16 million in revenue and before special items nearly broke even,” commented Mr. Rosenblatt. “I believe eUniverse has extremely valuable assets that can be further developed and leveraged to build a leading Internet entertainment and marketing company.”

Shortly after the sale of iMall, Richard became the founding investor and Vice Chairman of Great Domains and Webmillion where, in a short period of time, he recruited executives, raised capital and negotiated the sale of both companies. Webmillion was acquired by L90, Inc. in July 2000 for $20 million in stock, and GreatDomains by VeriSign, Inc. in October 2000 for approximately $100 million in a combination of cash and stock.

“Richard brings that impressive combination of leadership, energy and industry experience that is an ideal fit for eUniverse as we move forward,” said Jeffrey Edell, Chairman of the Board of eUniverse. “I look forward to working with him and reaffirming eUniverse’s position among the leaders in interactive content, sales and advertising.”

“Richard understands and has experience in each of the major elements of our business, and has proven that he can take that knowledge and convert it into enhanced stockholder value,” added Brett Brewer, President of eUniverse.

Mr. Rosenblatt’s experience in gaming, entertainment and community was further honed in his most recent role as Chairman and Chief Executive of Supernation LLC, a multimedia entertainment company that includes www.superdudes.net. In under a year, Superdudes.net became a prominent Internet gaming and community site for young adults. Prior to this, Mr. Rosenblatt, through his venture fund Prime Ventures LLC, also participated in the turnaround effort of Dr. Koop Lifecare, Inc.

Richard earned his B.A. from UCLA and J.D. from USC Lawschool.

About eUniverse

eUniverse, Inc. and its subsidiaries own and operate a compelling collection of predominantly online businesses engaged in interactive entertainment, electronic commerce and publishing, and direct to consumer marketing. The Company’s many popular destination websites attract millions of visitors who view, share and interact with eUniverse content, and who purchase an array of products and services from eUniverse and its advertisers. The Company’s holdings include the following: Flowgo ( www.flowgo.com ), the Company’s flagship entertainment Web site; comedy site MadBlast ( www.madblast.com ); dating site Cupid Junction ( www.cupidjunction.com ); GameUniverse, which includes online computer gaming sites Case’s Ladder ( www.CasesLadder.com ) and Skill Jam ( www.SkillJam.com ); and one of the largest e-mail newsletter portfolios, delivering content daily to many millions of subscribers with such titles as Infobeat, IntelligentX and GossipFlash

For further information, please contact Jonathan Heit of Allison & Partners, +1-310-452-7540, jonathan@allisonpr.com, for eUniverse.